State of New York]
Department of State] *ss:*

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.

Witness my hand and seal of the Department of State on **October 17, 2006**

Special Deputy Secretary of State

DOS-1266 (Rev. 11/05)

F020308000

CSC 45

CERTIFICATE OF MERGER
of
CORNERSTONE VENTURES L.L.C.
(a New York limited liability company)
into
CORNERSTONE PHARMACEUTICALS, INC.
(a New York corporation)

Section 904-A of the New York Business Corporation Law)

CORNERSTONE VENTURES L.L.C., a New York limited liability company ("Cornerstone Ventures") and CORNERSTONE PHARMACEUTICALS, INC., A New York corporation ("Cornerstone Pharmaceuticals"), pursuant to the provisions of Section 1003 of the New York Limited Liability Company Law and Section 904-A of the New York Business Corporation Law hereby certify as follows:

FIRST: The name and the state of organization of the constituent entities in the merger (the "Merger") are as follows:

Name	State of Organization
Cornerstone Ventures L.L.C.	New York
Cornerstone Pharmaceuticals, Inc.	New York

SECOND: The Articles of Organization of Cornerstone Ventures was filed with the State of New York Department of State on May 14, 1999. The Certificate of Incorporation of Cornerstone Pharmaceuticals was filed with the State of New York Department of State on November 21, 2001.

THIRD: A Merger Agreement from which this Certificate of Merger is derived (the "Merger Agreement") has been approved, adopted and executed (1) by Cornerstone Ventures in accordance with Section 1002 of the New York Limited Liability Company Law and (2) by Cornerstone Pharmaceuticals in accordance with Section 903 of the New York Business Corporation Law.

FOURTH: The name of the surviving corporation is Cornerstone Pharmaceuticals, Inc. (the "Surviving Corporation"), a corporation incorporated under the laws of the State of New York

FIFTH: The Certificate of Incorporation of Cornerstone Pharmaceuticals, as in effect immediately prior to the date of filing of this Certificate of Merger with the State of New York Department of State, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

SIXTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation; the address of said principal place of business is as follows: 570 7th Avenue, Suite 500, New York, NY 10018

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any member of Cornerstone Ventures and to any stockholder of the Surviving Corporation.

EIGHTH: The effective date and time of the Merger shall be the date and time on which this Certificate is accepted for filing by the State of New York Department of State.

IN WITNESS WHEREOF, this Certificate of Merger is hereby executed this 31 day of December, 2001.

CORNERSTONE VENTURES L.L.C.
By: BIOVESTORS L.L.C., MEMBER

By: [signature]
Name: H. Gilbert Podolsky
Title: Chairman

CORNERSTONE PHARMACEUTICALS, INC.

By: [signature]
Name: Robert Shorr
Title: CEO

020

CERTIFICATE OF MERGER

OF

CORNERSTONE VENTURES L.L.C.

INTO

CORNERSTONE PHARAMACEUTICALS, INC.

Section 904-A of the Business Corporation Law

Filer: Phillips Nizer Benjamin Krim & Ballon LLP
666 Fifth Avenue
New York, NY 10103-0084
Cust. Ref#685619DAV

DRAWDOWN

STATE OF NEW YORK
DEPARTMENT OF STATE
FILED MAR 0 8 2002
TAX $
BY:

2002 MAR -7 PM 2:19
RECEIVED

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